                                                                 EXHIBIT 2(n)(i)


                                                    May _____, 1998


Peaks TrENDS Trust
850 Library Avenue
Newark, Delaware  19715

Ladies and Gentlemen:

                     We have acted as special United States tax counsel to Peaks TrENDS Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the preparation of a Registration Statement (Nos. 33-49535, 811-08735) on Form N-2, which was filed by Peak Interna-tional Limited and the Trust with the Securities and Exchange Commission (the "Commission") on April 7, 1998, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended, being hereinafter referred to as the "Registration Statement") relating to the registration under the Act of the Trust Enhanced Dividend Securities (the "TrENDS") to be issued by the Trust.

           In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

           In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, and Internal Revenue Service (the "IRS") rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclu sions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the IRS or, if challenged, by a court.

Peaks TrENDS Trust
May _______, 1998
Page 2


                     Although the discussion set forth in the prospectus included as part of the Registration Statement under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the TrENDS, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the TrENDS under current law.

                     We hereby consent to the filing of this opinion with the Commission as part of Exhibit 2(n)(i) to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                                              Very truly yours,